Exhibit 99.1

Contacts

INVESTORS

V.I. TECHNOLOGIES, INC. (VITEX)

JOHN R. BARR

617-926-1551

john.barr@vitechnologies.com

or

Thomas T. Higgins

617-926-1551

tom.higgins@vitechnologies.com

Vitex Closes $18.4 Million Financing

Pall Corporation Makes Milestone Investment

Watertown, MA (June 5, 2003) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”) announced today that it had completed the closing and funding of its recent equity financing. This included the Pall Corporation (NYSE: PLL) (“Pall”) equity milestone investment of $4 million and Vitex’s shareholder rights offering which raised $14.4 million. In addition to the $4 million milestone, Pall also subscribed to the shareholder rights offering.

John R. Barr, President and CEO, stated: “We are pleased to wrap up this significant financing for the Company. The response from our shareholders was strong and the closing has stimulated new interest in Vitex. The financial participation of our directors and executive officers in the financing was important.”

Eric Krasnoff, Chairman and Chief Executive Officer of Pall Corporation added: “As a longtime investor in Vitex, we were pleased to contribute to the success of this offering. We believe that the case for adoption of pathogen inactivation is increasingly compelling, particularly in light of the recent, emerging threats to the blood supply, such as West Nile Virus and the human variant of Mad Cow Disease. The Vitex INACTINE™ process for pathogen inactivation of red blood cells is a sound approach to improving the safety of the blood supply.”

About Vitex

Vitex is developing products designed to improve the safety of the world’s blood supply. The Company’s proprietary INACTINE™ technology, currently in Phase III clinical trials, is designed to inactivate a wide range of viruses, bacteria and parasites, and has demonstrated its ability to remove prion proteins, while preserving the therapeutic properties of red blood cells. The technology works by binding to the RNA or DNA of the pathogen. Once bound, the compound forms an irreversible bond to the pathogenic nucleic acid, preventing replication and thereby “killing” the pathogens. The Company’s lead product is INACTINE™ Pathogen Reduction System for red blood cells. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan, representing an over $4 billion market opportunity. The Company currently has partnerships with Pall Corporation, Haemonetics Corporation and Amersham Biosciences. For more information on Vitex, please visit our Web site at: www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.

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